Sierra Monitor Corporation Announces Financial Results for the Third Quarter and Nine Months Ended

September 30, 2007

Third Quarter Sales Up 24% Year-Over-Year

Reports Net Income per Share of $0.02 (GAAP) and $0.03 (Non-GAAP)

for the Third Quarter 2007

Milpitas, California – October 25, 2007 – Sierra Monitor Corporation (OTC: SRMC.OB), a rapidly growing company that delivers Information Technology for Environment Measurement and Control by developing specialized embedded software that is deployed on proprietary hardware platforms ,  today announced financial results for the third quarter and nine months ended September 30, 2007.

Financial Highlights

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Record third quarter sales of $3.4 million, an increase of 24% year-over-year

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Third quarter income from operations was $387,880; an increase of 12% year-over-year

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Third quarter net income was $228,153; up 11% year-over-year

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Reports Net Income per Share of $0.02 (GAAP) and $0.03 (Non-GAAP) for the Third Quarter 2007

Third Quarter 2007 Business Highlights

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Began FieldServer shipments to a major manufacturer of specialty computer room air conditioning systems for communicating environment control data

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Received a large, multi-unit FieldServer order from an Italian company for fire panel integration into building automation systems.

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Successfully qualified FieldServer for a U.S. Air Force application integrating stand-by generators into central base-wide data communications systems

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Qualified FieldServer for installation in fire panel systems in shopping malls throughout India allowing network communications to central locations

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Third quarter book to bill ratio of 1:1

Third Quarter and First Nine Months of 2007 Financial Results

Total sales for the quarter ended September 30, 2007 were $3.4 million, an increase of 24% from $2.7 million reported for the same period of 2006.  For the nine months ended September 30, 2007, sales increased 22% to $9.6 million, compared to $7.9 million for the same period of 2006.

Sierra Monitor posted GAAP net income of $228,153, or $0.02 per share (basic and diluted), for the quarter ended September 30, 2007, compared to GAAP net income of $206,087, or $0.02 per share (basic and diluted), for the same period of 2006. Sierra Monitor posted GAAP net income of $532,417, or $0.05 per share (basic and diluted), for the nine months ended September 30, 2007, compared to GAAP net income of $340,209, or $0.03 per share (basic and diluted), for the same period of 2006.

Sierra Monitor posted non-GAAP net income of $317,353, or $0.03 per share (basic and diluted), for the quarter ended September 30, 2007, compared to non-GAAP net income of $261,360, or $0.02 per share (basic and diluted), for the same period of 2006. Sierra Monitor posted non-GAAP net income of $745,546, or $0.07 per share (basic) and $0.06 (diluted), for the nine months ended September 30, 2007, compared to non-GAAP net income of $458,722, or $0.04 per share (basic and diluted), for the same period of  2006.

“Our results for the third quarter reflect continued growth in customer implementation of our proprietary data handling systems that provide protocol translation between subsystems particularly in the building automation market where energy efficiency is driving demand,” said Gordon Arnold, Chairman and Chief Executive Officer.  “Combined with strong sales of our traditional gas detection products the FieldServer product line is contributing to robust financial performance and our ninth consecutive profitable quarter.”

Cash Position

Sierra Monitor had $604,177 in cash at September 30, 2007 and no debt.  Trade receivables at September 30, 2007 were $2,091,481.  The Company’s Days Sales Outstanding in Accounts Receivable (DSO’s) was 56 days.

About Sierra Monitor Corporation

Sierra Monitor Corporation delivers Information Technology for Environment Measurement and Control by developing specialized embedded software that is deployed on proprietary hardware platforms.  Embedded software enables data transfer between subsystems using protocol and physical medium translation.  Proprietary hardware platforms allow the Company to increase the value proposition while protecting its intellectual property.

The Company’s hardware platforms include original equipment modules for installation in customer devices and controllers, gateway boxes generally used by integrators for machine to machine (M2M) protocol translation, and multi-component safety systems generally focused on gas and fire detection.  Each of the hardware platforms utilize the Company’s proprietary data handling software allowing communication from lower level sensor systems through to the highest levels of Internet Protocol (IP) networks.

By providing the intelligent interface we enable various machines, devices, systems and people to reliably communicate useful information for the measurement and control of various environments including buildings, plants, and factories over the Internet.  By delivering the data on various communications level s including Ethernet, Internet, LONworks, Profibus, and others, the Company makes it possible for the data to be accessed at more appropriate levels such as NOCs, control rooms or remote locations ..

Sierra Monitor has over 25 years of industry experience and more than 15,000 installations worldwide. The Company is headquartered in Milpitas, California, which includes a manufacturing facility and a technical support center, and a development center in Johannesburg, South Africa.

Safe Harbor Statement

This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, without limitation, statements relating to Sierra Monitor’s ability to support growth.  Forward-looking statements in this release are generally identified by words, such as "believes,” "anticipates," "plans," "expects," "will," "would," “guidance,” “projects” and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Sierra Monitor to differ materially from those indicated by such forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers' and prospective customers' spending on Sierra Monitor products and services; quarterly fluctuations in Sierra Monitor’s revenues or other operating results; periodic fluctuations in product mix resulting in significant variation of profit margins, risks related to market acceptance of Sierra Monitor’s products; customization and deployment delays or errors associated with Sierra Monitor’s products; impact of long sales and implementation cycles for certain products; and competitors' release of competitive products and other actions. Further information on potential factors that could affect the financial results of Sierra Monitor are included in risks described in Sierra Monitor’s filings with the Securities and Exchange Commission, including, without limitation, Sierra Monitor’s Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB. These filings are available on the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Sierra Monitor does not undertake any obligation to update forward-looking statements contained in this release.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

(925) 548 3516

investor_relations@sierramonitor.com

TABLE A
SIERRA MONITOR CORPORATION
Statements of Operations
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Net sales	$3,368,102	$2,706,751	$9,610,988	$7,863,672
Cost of goods sold	1,311,712	1,018,368	3,869,853	3,088,854
Gross profit	2,056,390	1,688,383	5,741,135	4,774,818
Operating expenses
Research and development	524,668	466,990	1,553,708	1,336,351
Selling and marketing	693,801	562,855	2,031,697	1,860,360
General and administrative	450,041	311,945	1,257,341	998,662
	1,668,510	1,341,790	4,842,746	4,195,373
Income from operations	387,880	346,593	898,389	579,445
Interest expense	(5,276)	(3,704)	(8,679)	(12,429)
Income before income taxes	382,604	342,889	889,710	567,016

Income tax provision	154,451	136,802	357,293	226,807

Net income	$228,153	$206,087	$532,417	$340,209
Net income per share:
Basic	$0.02	$0.02	$0.05	$0.03
Diluted	$0.02	$0.02	$0.05	$0.03
Weighted-average number of shares used in per share computations:
Basic	11,075,192	11,050,539	11,055,192	11,048,988
Diluted	11,742,979	11,479,136	11,580,243	11,542,967

TABLE B
SIERRA MONITOR CORPORATION
Balance Sheet
September 30, 2007
(unaudited)

Assets
Current assets:
Cash	$604,177
Trade receivables, less allowance for doubtful accounts of
approximately $80,000	2,091,481
Inventories, net	2,099,566
Prepaid expenses	271,786
Deferred income taxes - current	244,933
Total current assets	5,311,943

Property and equipment, net	283,324
Deferred income taxes	50,921
Other assets	240,467

Total assets	$5,886,655

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$648,839
Accrued compensation expenses	451,444
Income taxes payable	359,669
Other current liabilities	86,056
Total current liabilities	1,546,008

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 11,155,192 shares issued and outstanding	11,155
Additional paid-in capital	3,343,838
Retained earnings	985,654
Total shareholders’ equity	4,340,647

Total liabilities and shareholders’ equity	$5,886,655

NON-GAAP FINANCIAL MEASURES

The accompanying release dated October 25, 2007 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe that non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Sierra Monitor believes that non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts that the company does not consider part of ongoing operating results when assessing overall company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Share-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons, we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by SFAS 128 and SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

Interest Expense

We evaluate our operating results in a manner that focuses on what management believes to be our ongoing business operations.  Our non-GAAP financial measures exclude interest expense as it is not considered to be a part of operating expenses.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter-to-quarter and year-to-year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
Sierra Monitor Corporation
Reconciliation of Non-GAAP Financial Measures
to Most Directly comparable GAAP Financial Measures
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
GAAP Gross Profit	$2,056,390	$1,688,383	$5,741,135	$4,774,818
GAAP Operating Expenses	1,668,510	1,341,790	4,842,746	4,195,373
GAAP Income from Operations	387,880	346,593	898,389	579,445
Non GAAP Operating Expenses
Depreciation and amortization	54,846	33,843	127,276	104,876
Provision for bad debt expense	4,500	4,500	16,619	6,834
Provision for inventory losses	-	6,000	-	(25,984)
Stock based compensation expense	29,844	10,929	69,234	32,787
Non GAAP Income from operations	477,080	401,866	1,111,518	697,958
Interest expense	(5,276)	(3,704)	(8,679)	(12,429)
Non GAAP Income before income taxes	471,804	398,162	1,102,839	685,529
Income taxes provision	154,451	136,802	357,293	226,807
Non GAAP Net income	$317,353	$261,360	$745,546	$458,722
Non GAAP Net income per share:
Basic	$0.03	$0.02	$0.07	$0.04
Diluted	$0.03	$0.02	$0.06	$0.04
Weighted-average number of shares used in per share computations:
Basic	11,075,192	11,050,539	11,055,192	11,048,988
Diluted	11,742,979	11,479,136	11,580,243	11,542,967